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                               EXHIBIT 10.25(11)+

                     LETTER AGREEMENT DATED OCTOBER 13, 1998
                      BETWEEN THE COMPANY AND STEVEN BOGEN




                                   Exhibit 81
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                                                                October 13, 1998


Steven M. Bogen
81 Dahlia Street
Staten Island, NY 10312

                  Re:      Amendment of Employment Agreement

Dear Steve:

                  Pursuant to the proposed transaction (the "Transaction") between The Fresh Juice Company, Inc. ("Fresh Juice") and Saratoga Beverage Group, Inc. ("Saratoga"), wherein a newly formed, wholly owned subsidiary of Saratoga will merge (the "Merger") with and into Fresh Juice, it will be a condition to the consummation of the Transaction that you and Fresh Juice amend, and you hereby to amend, the Employment Agreement between Fresh Juice and you, dated as of March 31, 1996 (the "Employment Agreement"), as follows:

                  1. Effective as of and subject to the date of consummation of the Merger (the "Closing Date") you hereby agree to resign from all positions held by you as an officer, director and employee of Fresh Juice and each of its subsidiaries.

                  2. Effective as of and subject to the Closing Date, you hereby waive all amounts (including payments and benefits) due to you under Sections 6, 14, 15 and 16 of the Employment Agreement, except for (i) the payment of the sum of $500,000 in cash on the Closing Date, (ii) the issuance of 149,254 shares of Class A common stock, par value $.01 per share, of Saratoga on the Closing Date,
(iii) the provision at no cost to you of the automobile currently utilized by you for a period of two years (with insurance and maintenance) following the Closing Date, and (iv) the provision at no cost to you of health or other group insurance pursuant to plans which are in effect or which are instituted after the date hereof for executive officers or employees generally of Fresh Juice for a period of two years following the Closing Date. The shares of Class A common stock will be registered at closing.

                  3. Effective as of and subject to the Closing Date, you hereby agree (i) to extend the term of Section 24.2 of the Employment Agreement from one year to two years following the Closing Date and (ii) to delete the word "citrus" before the phrase "juice beverage industry" from Section 24.2(i) and
Section 24.2(ii).

                  4. Upon your receipt of the cash and stock referenced in clauses (i) and (ii) of paragraph 2 above, you hereby agree to terminate the Employment Agreement in all respects other than Section 24 of the Employment Agreement which section, as amended by this letter agreement, shall survive the termination of the Employment Agreement.

                  5. Effective as of and subject to the Closing Date, you hereby agree to become a full-time consultant to Saratoga and Fresh Juice during the one year period following the Closing Date in exchange for the sum of $300,000, payable monthly in arrears over said one year period. Full time is defined for purposes of this letter as not more than 1,000 hours in total. You shall perform such consulting services, if any, as shall be reasonably requested by the President/Chief Executive Officer of Saratoga or the Board of Directors of Saratoga. The above consulting fees shall be due and payable on an unconditional basis,

                                   Exhibit 82
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regardless whether Saratoga determines to make use of the full 1,000 hours of time available, except that this consulting relationship may be terminated for cause (defined as (i) conviction of a felony or crime involving moral turpitude, or (ii) wilful malfeasance or willful refusal to perform consulting services reasonably requested, or (iii) death or disability, which would prevent you from being a full-time consultant). In the event of a termination of the consulting relationship by Saratoga other than for cause, Saratoga shall remain obligated to pay the full balance due and owing on the $300,000 consulting fee at the time of termination. You shall not be required to perform consulting services outside of the Newark facility or at your home on Staten Island, except that you agree that reasonable out-of-state travel may be required (consistent with your past two years' employment). Any business travel shall include reimbursement for travel and lodging (consistent with your past two years' employment). This consulting agreement and the mutual agreement of the parties with respect thereto constitutes a distinct and separate agreement, separate and apart from the other provisions of this letter or the agreements embodied herein. For example, the payments due and owing under the separate provisions of paragraphs 2, 4 and 6 shall not be affected by any failure to perform under this consulting agreement (as embodied in this paragraph 5).

                  6. Effective as of and subject to the Closing Date, Fresh Juice hereby agrees to pay $15,000 toward your legal fees and expenses to Gibbons, Del Deo, Dolan, Griffinger & Vecchione, attention Brian J. McMahon.

                  7. Effective as of and subject to the Closing Date, you will be appointed as a member of the Board of Directors of Saratoga (with all associated compensation payable to non-employee directors) until the 1999 Annual Meeting of Stockholders of Saratoga.

                  8. This letter agreement supersedes and replaces the letter agreement dated August 12, 1998 among the parties hereto with respect to the subject matter hereof.




                                   Exhibit 83
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                  Kindly indicate your acceptance of the foregoing by signing in the space provided below.

                                               Very truly yours,

                                               THE FRESH JUICE COMPANY, INC.


                                               By: /s/ Jeffrey Heavirland
                                                  -----------------------
                                                   Jeffrey Heavirland
                                                   Vice President


Accepted and agreed to as of
October 13, 1998


/s/ Steven M. Bogen
-------------------
    Steven M. Bogen


SARATOGA BEVERAGE GROUP, INC.


By: /s/ Robin Prever
   -----------------------------------------
       Robin Prever
       President and Chief Executive Officer




                                   Exhibit 84